USA Mobility, Inc. Investor Conference Call

August 1, 2008

10:00 a.m. Eastern Time

Operating Results for the 2nd Quarter Ended June 30, 2008

Operator: Good morning and welcome to USA Mobility’s Second Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our second quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable and are based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our most recent Form 10-K and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

I want to start by highlighting what we believe was an outstanding second quarter and first half operating performance for USA Mobility. We ended the quarter ahead of our goals for cash flow, operating expenses, average revenue per unit or ARPU and total revenue, while operating margins reached record highs. Tom will discuss our quarterly results in greater detail shortly, but I wanted to take a minute to highlight a number of items with respect to our results and our prospects going forward:

1.	The rate of revenue erosion improved in the quarter and was favorably impacted by a modest increase in ARPU. We have taken a number of steps this year to strengthen our ARPU results and we will continue to focus on this area for the balance of the year.

2.	At the same time, we achieved a significant reduction in operating expenses during the quarter and first six months, consistent with our long-stated goal to manage a low-cost operating structure. We are particularly pleased with the progress on rationalizing our network, and the impact it has had on operating costs. This project is being led by our new Chief Information Officer, Tom Saine, and he is doing a fantastic job.

3.	The combination of improving revenue retention rates due to our ARPU enhancements and lowered operating expenses resulted in our EBITDA increasing to $30.6 million in the second quarter from $29.9 million in the first quarter, while our EBITDA margin increased to 33.2 percent, its highest level in USA Mobility’s history.

4.	Subscriber erosion continues to be a major threat to our longer-term cash generation ability and future cash flow margins. For the quarter we increased our gross additions to 130,000 subscribers from 118,000 in the first quarter, but our gross cancellations also increased to 287,000 subscribers from 270,000 in the first quarter. We are still losing more than two subscribers for every new subscriber we put on.

5.	We believe that in an environment with an eroding top line, maintaining pricing discipline in our customer base, combined with aggressive cost reduction and business right sizing still represents our best operating strategy.

6.	We again met our goal of generating sufficient free cash flow during the quarter to return capital to stockholders in the form of cash distributions. Cash from operations for the second quarter totaled $27.5 million, compared to $26.0 million in the first quarter, and our cash balance at June 30th was $85.8 million. We paid a quarterly cash distribution of $0.25 per share on June 19, 2008, representing a return of capital of approximately $6.8 million to our stockholders.

•	To wrap up the highlights, we are very pleased with our results for the second quarter and first half of 2008. And, even though we are proud of our record cash flow margin result, we recognize we are in a business that by year-end will be roughly half the size that we were when we formed USA Mobility at the end of 2004. It is inevitable that future cash flows and margins will come down over time as we will not be able to always turn in results where our expense reductions keep pace with our revenue erosion. Having said that, management is committed to achieving our right sizing goals over the coming year and maintaining our ARPU discipline in order to continue our track record of significant free cash flow generation by successfully managing between the revenue and expense lines.

At this point I’ll ask Tom Schilling, our COO and CFO, to review our second quarter and financial results and share additional observations on our quarterly operating performance...... Tom.

Mr. Schilling: Thanks Vince, and good morning.

As Vince just noted, we reported strong operating results for the second quarter that were largely in line with, or better than our expectations and previous financial guidance. Although the rate of subscriber cancellations remains higher than we would like, continued reductions in operating expenses, combined with an increase in average revenue per unit, contributed to solid net revenue and a significant level of cash flow in the quarter.

With respect to our customer base, we ended the quarter with 3,176,000 units in service, a net decrease of 157,000 units compared to a decline of 155,000 units in the second quarter of 2007. Our annual rate of net unit loss increased to 15.5 percent from 15.2 percent in the year-earlier quarter.

The rate of cancellation within the direct customer base increased in the second quarter to 7.8 percent, up from 7.2 percent in the first quarter and 7.3 percent in the year ago quarter. While the rate of gross placements has remained strong, it has not been able to overcome the increase in the rate of cancellation, and therefore our rate of net unit loss has increased as well. Our annual rate of net unit loss in our direct base increased for the fourth consecutive quarter to 15.3 percent and is the highest it has been since third quarter of 2005. The primary cause of subscriber erosion continues to be the migration to alternative wireless technologies.

Healthcare continues to be our most stable market segment, with net unit loss for the quarter of 0.9 percent, compared to 1.7 percent in the first quarter. At the same time, Government and Large Enterprise market segments had net unit losses of 6.4 percent and 6.9 percent, respectively, up slightly from the previous quarter.

Healthcare now represents 40.0 percent of our subscriber base, compared to 35.0 percent at June 30, 2007, while Government ended the quarter at 17.7 percent and Large Enterprise at 12.8 percent, modest declines from the prior quarter. Together, the three core market segments now comprise over 70 percent of our customer base, compared to about 56 percent when we initially began reporting our results by market segment in the first quarter of 2006.

Indirect units declined 6.9 percent in the quarter compared to 3.9 percent in the first quarter and 6.2 percent in the year ago quarter. The increase in net unit loss is partly attributable to rate increases implemented during the second quarter.

Total revenue for the second quarter was $92.1 million, compared to $94.8 million in the first quarter and $107.5 million in the second quarter of 2007. The annual rate of revenue erosion improved to 14.3 percent in the second quarter compared to 15.0 percent in first quarter and 15.5 percent in the year ago quarter.

Paging revenue totaled $83.4 million in the second quarter, a decline of 3.9 percent from $86.8 million in the first quarter. The annual rate of decline improved to 15.2 percent, compared to 16.6 percent in the first quarter and 17.3 percent in the second quarter of 2007.

Total Paging ARPU increased to $8.54 in the second quarter, compared $8.49 in the first quarter. The quarterly increase in ARPU was a result of price increases in both the direct and indirect channels.

Direct ARPU was $8.97, up from $8.95 in the prior quarter. Second quarter ARPU benefited from price increases we implemented on certain customers in June. We will continue to evaluate pricing actions going forward based on competitive factors and our cost to provide service.

Indirect ARPU increased to $5.28 from $4.97 in the first quarter. This also was driven by rate increases throughout the second quarter and as with our direct base we will continue to evaluate the profitability of this channel with respect to additional pricing decisions.

Product Sales were $5.7 million in the quarter, up 17.9 percent from the prior quarter due to lost pager revenue, while other revenue increased 13.7 percent. Cellular revenue, however, declined 16.8 percent to $1.5 million as the number of unit activations decreased 12.0 percent.

Turning to operating expenses, we made solid progress in the second quarter, once again meeting our goal of reducing expenses at a faster pace than the rate of revenue erosion. Total operating expenses (excluding depreciation, amortization, accretion and goodwill impairment) were $61.5 million, a reduction of 17.1 percent from the second quarter of 2007. As a percentage of revenue, operating expenses are now at their lowest level since our merger in 2004.

Headcount at June 30th was 898, a reduction of 70 from March 31st and down 253 from a total headcount of 1,151 a year earlier. The decline in workforce reflects our goal to maintain a staffing level that best meets current customer requirements as well as our business outlook. Payroll and related expense, which remains our largest expense item, decreased to $21.5 million in the second quarter from $22.3 million in the first quarter and $24.6 million in the second quarter of 2007.

During the quarter we also continued to reduce our site rent costs – our second largest operating expense. Site rent expense in the second quarter was $16.8 million and declined 5.8 percent from the prior quarter and 24.2 percent from the year ago quarter. This significant reduction in cost is a direct result of our network rationalization program, including savings from the deconstruction of existing sites, renegotiation of site leases, and conversion of site leases from more costly lease agreements to our more cost-effective Master Site Lease Agreements.

At June 30, 2008 we had 9,629 active transmitters compared to 12,459 a year earlier, a nearly 23 percent reduction. More importantly during that time we increased the number of customer provided sites, which have no rent expense, from 2,009 to 2,218. Therefore, the number of “paid” active transmitters has decreased from 10,450 at June 30, 2007 to 7,411 at June 30, 2008, a 29.1 percent reduction.

Network rationalization has been and will continue to be one of the most critical components of our success. While much work lies ahead, we are extremely pleased with the results over this past year.

EBITDA for the second quarter was $30.6 million, an increase of 2.3 percent from $29.9 million in the first quarter. EBITDA margin increased to 33.2 percent in the second quarter from 31.6 percent in the first quarter and reached its highest level since USA Mobility was formed in 2004.

Capital expenses for the second quarter totaled $3.9 million, compared to $4.0 million in the first quarter.

Our cash balance at June 30th was $85.8 million. As Vince noted, we expect to use a portion of that cash in connection with our plan to repurchase up to $50 million of our common stock over the next 12 month. However, we expect to maintain a strong cash balance during the repurchase period while continuing our quarterly cash distribution policy.

Due primarily to the success of our price increases and the results of our network rationalization efforts we are changing our financial expectations for the full year 2008. We now expect revenue to be between $355 million and $360 million, compared to our earlier range of $345 million to $355 million. We now project operating expenses (excluding depreciation, amortization, accretion and goodwill impairment) to be between $245 million and $250 million, compared to our original guidance of $250 million to $255 million. Our expectation for capital expenses remains unchanged at $18 million to $20 million. Once again, I would remind you that our projections are based on current trends and that those trends are always subject to change.

With that, I’ll turn it back over to Vince.
Mr. Kelly:	Thanks, Tom.

Before opening the line up for a Question and Answer session I want to address a few other topics that may be of interest to you:

First, I want to comment on our recently announced stock repurchase program and future capital allocation strategy.

Second, I will review the current status of our appeal of the Federal Communications Commission’s (the “FCC”) Back-Up Power Order (the “Order”) as a result of the Court’s ruling last month.

Third, I will update you on some of our recent selling and marketing activities.

Fourth, I will comment on paging’s resiliency given the recent earthquake in Southern California.

With respect to our stock repurchase program and future capital allocation strategy, as you know, yesterday we announced that our Board of Directors (“Board”) has approved a plan for the Company to repurchase up to $50 million of USA Mobility common stock. The repurchase plan will commence on or about August 5, 2008 and will continue for up to twelve months. I wanted to briefly explain our reasons for moving forward with this program now and how it fits in with our overall capital allocation strategy.

Our Board and management team remain committed to our goal of returning excess capital to stockholders. Indeed, over the past three and a half years we have paid off all of our initial $140 million in bank debt and have returned approximately $262 million in capital to our stockholders representing $9.65 per share. In short, returning capital to stockholders has been our top priority and will remain so going forward.

As you know, we recently revised our quarterly cash distribution rate to 25 cents a share; a level we currently believe is sustainable over the next several years. As we said at that time, our decision to re-set the rate was made to strengthen our financial position while maintaining a significant current yield on our shares. In reducing the distribution rate, however, we also recognized that the Company would generate excess cash over the near-term and that is exactly what we have seen.

As a result of our strong current cash position the Board and management concluded that a stock repurchase program would make sense at this time. We set the total amount of cash available to purchase shares at a level that we feel leaves us ample liquidity to 1) run the business over the next twelve months, 2) continue to pay our quarterly distributions to stockholders which our Board reviews quarterly and 3) be in a position to comply with the FCC Back-Up Power Order ruling should we lose our appeal.

With respect to the status of FCC’s Back-Up Power Order appeal the U.S. Court of Appeals for the DC Circuit Court issued a ruling on July 8th that said, in effect, it could not rule on the merits of the appeal until the Order was “ripe” for judicial review. In short, the Court said it would hold the case “in abeyance” until the Federal Office of Management and Budget (“OMB”) approves the Order’s requirement for collection of data from the carriers who would be subject to the Order.

Obviously, we would have preferred a definitive and favorable ruling based on the Order’s numerous flaws. However, while we were disappointed that the Court did not vacate the Order at this time, we are pleased that the stay remains in effect while the case is pending. I would also note that this and any subsequent delays in the case works in our favor since, we continue to deconstruct transmitters and thus continue to reduce our potential cost of compliance should our appeal ultimately be denied and the Order upheld.

As we’ve said previously, we regard this as a major regulatory challenge that potentially could have a sizable financial impact on our operations, requiring a substantial capital investment in new power generation capability as well as additional recurring operating costs. The net financial impact would be to reduce our cash surpluses, lower our margins and further challenge our ability to operate profitably in an already challenging business environment.

Although we agree with the intent of the Order to provide back-up power during disasters to enhance communications resources and ensure public safety, we believe the Order as written is legally flawed in numerous respects. Most specifically, the FCC disregarded factors unique to paging, including the rapid deterioration of our industry’s subscriber and revenue base which has caused us to constantly focus on cutting network costs simply to remain competitive and provide quality paging service. The FCC also ignored critical features of our network architecture that make a nationwide back-up power requirement unnecessary such as the redundant nature of our simulcast network that, unlike mobile phone customers, allows paging customers to receive messages from multiple high power, satellite controlled transmission sites.

In recent months, some of you have asked us what we believe the financial impact of compliance might be. We have been reluctant to speculate on that potential cost for the following reasons:

(1)	We don’t know how many of our sites would be subject to the Order because we cannot say at this point how quickly installations can physically be completed.

(2)	Many sites do not have the physical space needed to comply, thus multiple tenants would need to work together to share the cost of a generator.

(3)	Not all tower owners have regulatory permission to modify the sites, such as pouring concrete pads; thus they would have to go to the original owners for zoning permits, etc.

I could go on and on, but since this matter is subject to ongoing litigation I will stop short here. USA Mobility, Sprint Nextel and CTIA The Wireless Association ® made many of these and other arguments in our briefs and orally before the Court. There was much about this FCC Order that we believe was just not adequately thought through or considered, let alone vetted with the wireless industry. In short, for these and numerous other reasons, we believe it is inappropriate, if not impossible, for us to make realistic cost projections at this time. Should the Court eventually uphold the Order, however, and we receive greater clarity on these and other issues I just mentioned, we should then be able to make a valid assessment of potential costs. All that said, however, we believe the Court will ultimately make the right decision and vacate the Order.

As for the next steps in the legal process, it’s our understanding that a final court decision is not likely for at least three months and perhaps longer. The 90-day period is the estimated time it would take OMB to sign-off on the Order after receipt from the FCC. The Court would then consider the appeal. Once the Court determines that the case is “ripe” for review, it is expected to make one of three rulings: (1) grant the petition for review and vacate the Order; (2) deny the petition for review and lift the stay, after which the previously established one-year compliance deadline would begin to run; or (3) remand the matter to the FCC for further consideration but without vacating the Order.

We will continue to keep you posted on these legal proceedings.

Turning to our selling and marketing activities during the second quarter, we again made solid progress in providing wireless products and solutions for organizations in the Healthcare, Government and Large Enterprise segments. At the end of the second quarter, these three core market segments were approximately 80 percent of our direct subscriber base, compared with approximately 75 percent a year ago. These core market segments also accounted for approximately 73 percent of our direct paging revenue, compared to 68 percent a year earlier.

Healthcare continued to be our best performing market segment. Gross placements in the Healthcare segment increased to 4.8 percent in the second quarter, compared to 3.3 percent in the first quarter, while net churn was 0.9 percent versus 1.7 percent in the prior quarter. In addition, both direct paging units and net revenue from Healthcare exceeded our expectations at mid-year.

A key area of focus for our sales organization during the quarter was to improve our gross adds per sales rep. Thanks to the great work of Jim Boso, EVP of Sales and Marketing, and his team, we successfully achieved that goal. During the quarter, total paging sales productivity increased 14.5 percent to 189 units per rep, compared to 165 units per rep during the second quarter a year ago.

The sales organization also made considerable progress during the quarter on our customer retention initiatives, including a primary focus on contract renewals with major accounts. A critical part of this initiative has been to incorporate necessary rate increases in our contract negotiations. As a result, we have successfully negotiated more than 150 such contract renewals in recent months and have extended this program into the third quarter. While contract discussions can often be challenging, we are very pleased that our history of providing high-value, low-cost communications services to our customers has put us in a strong position to negotiate fair but necessary rate increases.

In addition, our sales force remained focused on providing a broad range of wireless solutions for customers and potential customers in all three core market segments during the quarter. We continued to add units and gain market visibility on several products launched last year, including ReadyCall, our wide-area network coaster pager that many hospitals, doctors and other Healthcare providers now depend on to eliminate congestion in waiting rooms. Introduced in June 2007, we now have more than 7,000 ReadyCall units in service and receive regular inquiries about the product from potentially new accounts. ReadyCall has also created opportunities for us to prospect into non-customer paging accounts. We also have identified several entirely new markets for this product, and will launch a marketing program later in the third quarter to explore further penetration of ReadyCall into these new categories.

Beyond Healthcare, we also continued to explore new opportunities in the Government and Large Enterprise market segments during the second quarter. Newly trained sales and engineering teams are now equipped to provide advanced software solutions for customers in each market segment and have continued to develop important contacts within key organizations. At the same time, we continue to explore the potential for new wireless products for each segment as well as continue to cross-sell the scope of our existing services to them.

Now I will briefly discuss Paging’s continued resiliency and relevance.

As we were reminded this week, mobile telephony is often not the best choice in times of emergency.

On Tuesday, Southern California experienced a 5.4 magnitude earthquake. Initial news reports came out and many of them discussed the loss of mobile phone service due to the cellular towers being overloaded or problems with the local telephone lines. In fact, The California Office of Emergency Services spokesman was quoted as saying, “The big message now is don’t use telephones or cell phones in Southern California”.

I am pleased to report that paging systems from USA Mobility continued to function flawlessly with no interruption.

This was not a surprise to us, but rather our expectation. We have had many examples and much experience with this distinction in emergency service quality between paging and mobile telephony. We saw similar results during 9-11 and Hurricane Katrina. I have testified about this to the Katrina panel and in front of Congress. It even went so far as to have a member of Congress at the hearing pull a pager and a phone out of his pocket and underscore that the reason he carried both was because the phone did not always work.

Cellular systems generally have a one-to-one relationship between the mobile phone or data device and the cellular tower and are often dependent on the local telephone service to provide connectivity into their networks from their towers. When there is an emergency, cellular towers in densely populated areas overload and leave subscribers without communication. This is because mobile phones are engineered to work reliably when things are going well, not when there is a large scale emergency or event. As soon as the traffic volume exceeds the engineering then voice and data communications come to a halt. If they lose an individual site for any reason, such as damage to their own equipment or loss of the local telephone line, thousands of subscribers are out of service. It appears that one or all of these issues struck Southern California on Tuesday.

In contrast, USA Mobility paging systems simulcast. If a local tower is down, other paging towers are broadcasting at very high power and are still likely to signal the paging device. Paging towers from USA Mobility, unlike most cellular towers, are controlled by satellites and are not at the mercy of the local telephone company and its phone line connectivity to our towers.

In light of these unique attributes, mobile phone companies should market phones with a pager built into them for just such a scenario. We have advocated this for years, but the mobile phone companies have resisted it.

By coincidence, on the day of the earthquake I had sent a letter to Kevin Martin, Chairman of the FCC, talking about the mission-critical role paging plays in emergency communications and rebutting a July 14th letter from the National Public Safety Telecommunications Council (or NPSTC), which was advocating that the FCC allocate two-way paging spectrum to government agencies so that they might build out their own paging service. You can review both letters in our investor relations section of our Company website.

The NPSTC got it right in terms of why two-way paging may be the best choice in times of emergency, but they were way off in terms of their understanding of the Katrina panel’s recommendations and they were way off in advocating that taxpayers and already financially strapped Federal, state and local agencies spend money to build out “islands” of paging systems that don’t interconnect and that are difficult to maintain. These agencies could simply contract for service with the number one provider in the nation of the highest quality, largest footprint, most interconnected two-way paging service available today.

Last year while debating this very issue I was contacted by the Telecommunications Coordinator of the Network Engineering Group of a Washington, DC metropolitan area county, with his thoughts about our “Common Carrier Interconnect advantage,” meaning the use of DID numbers and true trunking interconnection to provide a more reliable connection to the public switched telephone network than the alternatives. He noted that our toll-free numbers provide another advantage in providing telephone access to pagers. He also observed that the “first request” from most emergency responders contacting his organization was for coverage outside their local areas, and he commented on the problem of creating individual paging systems that are not interoperable with the systems of adjacent operators.

Fortunately, many governmental agencies in the Federal, state and local arenas have recognized this and continue to provision their service from USA Mobility.

We will continue our efforts to make our case to our customers, the government and our stockholders about Paging’s and USA Mobility’s continued relevance and resilience.

In summary, it’s been a busy first half of the year and we are pleased with our results relative to our plans. However, we are constantly reminded that we derive the majority of our revenue from an ever shrinking paging subscriber base and that we need to be ever vigilant in protecting our margins and executing our business plan. Day in and day out we are faced with challenges in the marketplace from tough paging competitors to well financed mobile phone giants to regulatory risks. We have faced these challenges with a realistic attitude and high energy. We will continue to do so.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator: Thank you, Mr. Kelly. The question-and-answer session will be conducted electronically. If you would like to ask a question today, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one to ask a question. And we’ll pause for just a moment to give everyone a chance to signal.
And we’ll take our first question from Madhu Kodali with Fertilemind Capital.

Mr. Kelly: Hello.

Madhu Kodali: Hello, gentlemen. How are you?

Mr. Kelly: Fine. How are you?

Madhu Kodali: Good. Relatively new to the story and have been stockholder for probably less than six months. Want to congratulate you on efficient execution of the business plan. I think it’s very rare to find such management efficiency in executing what you call a melting ice cube business.

Mr. Kelly: Thank you.

Madhu Kodali: You’re welcome. A question on the network rationalization part. Obviously,

you have done an extremely good job trying to reduce the number of transmitters you have across the board. You talked about paging resiliency with multiple networks. When one network fails, other transmitter can transit, and so on. With that challenge of reducing transmitters, how do you balance your network?

And also, how do you address your customer erosion, if you are removing these pagers? I was wondering if you can help us understand that a little better.

Mr. Kelly: Certainly and thank you for your comments.

Since you’re new to the industry and new to us, at least for the last six months or so, one thing that we’ve talked about on past calls, and one thing that people need to understand is that, USA Mobility really represents the roll-up of most of the paging industry. We’re the majority of most of what used to be a very large industry.

And as such, many companies that we acquired over the years, or that our predecessor companies acquired over the years, built overlapping networks. You would go into some markets, and you would find 10 separate networks.

So when I am saying that we are reducing our networks, or that we’re talking about our channel rationalization process, oftentimes within a given market, it doesn’t mean that the footprint of our go-to network you know the network that we’re going to keep in place in that market is getting any smaller.

If you think about it, it’s just that we have overlapped networks, and we’re removing redundancy. But we’re keeping the footprint.

In some cases we’re actually adding to the footprint, because you might have a customer that’s a very good customer that’s willing to sign a long-term contract for you, and in areas you wouldn’t otherwise cover, and he was on an older network. We’ll actually add some transmitters on our go-to network in that particular quarter, take down the old network, and that customer continues to have service.

So, it’s not been something that impacted us so far in terms of the quality of network that we provide.

The other thing – and maybe I didn’t make it clear with respect to the redundancy and the resiliency of our networks – our transmitters tend to broadcast from antennas that are relatively high off the ground compared to a mobile phone antenna that might be 100 feet off the ground. We might be 300 feet off the ground.

We tend to broadcast at very high power you know several thousand watts, compared to a much lower power. So when you have a customer in a given market, if the transmitter that’s closest to that customer on a paging network goes off the air for whatever reason, the other transmitters that are in that area, because we’re simulcasting to all transmitters in that region for that customer, will still get the signal to that paging device or that two-way messaging device, which is not the case with the mobile phone.

If your local transmitter that your mobile phone is talking to goes off the air, you are off the air. So it’s a little bit different from that standpoint. So, what we’ve created is a list of, if you will, of go-to frequencies for each market. And the other frequencies that are there, as we continue to unload them, or offload them of subscribers and move them onto our go-to frequencies, we’re taking them down.

So I hope that clarifies a little bit what you were getting at.

Madhu Kodali: Right. So, in some cases, you would still see some customer churn during this transition. Where do these customers typically go? And how is the competitive landscape in those cases?

Mr. Kelly: Well, customers in general have left this industry primarily because they’ve transitioned to other technologies, primarily mobile telephony. There’s a lot more functionality, for instance, in a BlackBerry® than there is on a one-way pager, and people recognize that.

But what is the strong point of paging is that you can almost afford to keep a pager, even in a down economy, as an option on your own safety and your own family safety, or your own business’ continued operation, because we’re so much less expensive.

When you’re looking at these ARPUs that we’re talking about you know even if somebody wants to have a mobile phone or a BlackBerry, or some other type of device, they could still afford to have a pager, and it really doesn’t affect them. And I think that a lot of our customers – particularly our Healthcare sector, that’s now 40 percent of our subscriber base – recognize that.

So, it’s not as much of a risk to us in terms of taking down our network as it is just in alternative technology pull that’s drawing customers away. But I do think there’s a huge value that paging still has to offer, and everybody always remembers it when there’s a big, large-scale emergency.

Madhu Kodali: Thank you. I have one other follow-up, if I may. On the operating liabilities,

when you do this decommissioning of transmitters, what is the typical cost involved to remove a transmitter? I know that you have – I have seen at least the data of $1,900 per site. Is that all? Or do you have other costs? What do you do with the equipment?

Mr. Schilling: This is Tom Schilling. The cost of dismantling and deconstructing a transmitter is less than $2,000 apiece. But in some cases, we could be exiting a lease. It’s hard to give a standard answer, because in some cases we may have a termination cost associated with the real estate on the tower. But just in terms of the deconstruction, it’s a little under $2,000.

Mr. Kelly: Next question, please?

Operator: We’ll go next to John Noell with Barrington.

John Noell: Yes. Hi, guys and congratulations on the great quarter. My question is, can you talk for a minute just about the thought process and the decision to do a share repurchase versus you know pay a special dividend, which I know the Company has done in the past?

And as sort of a follow-up to that you know this particular buyback could potentially buy back you know 20 percent of all outstanding shares or more. And I’m just wondering, is there any sort of – do you have any sort of idea of how low you’d be willing to take the share count? Would you you know would there be a minimum number of shares you want to see remain outstanding over the long run?

Mr. Kelly: I guess – let me answer both those questions like this. You know there’s a lot of different ways to return cash to stockholders, as you know. And in looking at our business longer-term you know while we know we face tough challenges, we believe that just having fewer shares outstanding will end up resulting in a greater value to our investors who want to stay with us.

We haven’t targeted a specific number of shares. We do think, though, that at the same time, if we maintain our cash distribution policy, it’s also a good way of sustaining a current return. And really, a mix of steady cash distributions and share repurchases, we think is in the best interest of all of our stockholders.

You know each quarter we look at this. And part of what is driving our thought process is the FCC process. And if we were to win that appeal, that could also change our thinking, and we would be in a position potentially to accelerate the return of capital to stockholders.

So, what we’re going to do is, we’re going to revisit our pace of distribution you know of cash to our stockholders at every Board meeting. And you’ve heard about our commitment to deliver excess capital to stockholders. And I’m telling you, that’s what we’re going to do.

If we believe we continue to have substantial excess capital, we could increase the share repurchase, we could declare special cash distributions. We’d be happy to do that. Or we’d consider – we could consider a Dutch tender offer, or something, to return, or accelerate the return, of excess capital to stockholders.

So, there’s a lot of things we could do. And I can’t answer your question with respect to what’s the ideal number of shares. We realize that a $50 million share repurchase you know we’ve got a year to do that. So, it’s not like we have to be in a rush.

That’s one way of doing it. Special cash distributions is another way to do it.

And it just seemed to us, and looking at the numbers and looking at everything this quarter, that doing the 25-cent-a-share cash distribution, continuing that and going forward with that, and doing a smaller share repurchase than maybe what we would otherwise do if we didn’t have this FCC appeal kind of hanging over our heads, that this kind of thought process made the most sense.

John Noell:	OK. Thank you very much.
Mr. Kelly:	Thank you.
Operator:	And we’ll go next to Jim Altschul with Aviation Advisory Service.

Jim Altschul: Good morning, gentlemen. A few questions, if I may. First of all, do you anticipate for the second half of this year and next year being able to continue to reduce in a meaningful way the – further reduce – the number of transmission towers, or your ability to achieve savings in that area pretty much run its course?

Mr. Kelly: We will continue to reduce transmission towers. I mean, when we merged in

2004, we had over 18,000 transmitters. And I think in Tom’s comments a couple of minutes ago, at the end of June we had just over 9,000 transmitters.

So you know you’ve already taken out 9,000. You can’t take out the next 9,000. So you know the ability to reduce the cost will also go down compared to where we were four years ago. But at the same time, we’re going to continue to take significant cost and make ourselves much more efficient going forward than we are now. Yes.

Jim Altschul: And you have really done something quite extraordinary in terms of being able to reduce costs. What are the principal areas where you see – aside from further reducing the number of transmission towers – see opportunities to achieve additional cost reductions? What other expense categories?

Mr. Kelly: The biggest area of expense for us is basically payroll and headcount. When we merged in 2004, we had 2,800 employees. We’re just right under 900 today, as I speak. You know you can’t, obviously, have that kind of an impact going forward.

So, as a public company there are certain fixed costs you’re going to have in terms of compliance and things like that. You’re going to have a number of heads in selling and marketing.

Selling and marketing we have geared ratios in terms of revenue per salespeople and revenue per infrastructure, so that’s somewhat variable. But you’re not going to take a ton of cost out compared to what you’ve done in the past in the headcount area.

The second biggest area – actually, I’ll add two areas together – would be site rents and telco. It’s your network cost. And we believe that area is still very, very fertile with respect to farming it for additional costs reductions. It’s not easy. It’s a ton of work. We’ve had to make a number of management changes and do a number of things to get that kind of area going the way we need it to go. But that’s an area where we’ll have a very big focus.

And then the third thing, I think, is just you know what I’ll call plain old management. You just have to you know we’re in a business that some have described as a melting ice cube.

There are some things that you have to do sometimes that are you know decisions that you don’t like, but you have to look at it dispassionately and say, is it the right thing for the business. And that’s all the other areas of your expenses.

So, if you kind of divided it up, and you said a third of your cost was headcount-related, payroll-related, a third plus of your cost was site rents and telco, and a third is everything else, we’re focusing, as we should be in this environment, on just continuing to make ourselves absolutely as efficient as possible, with the biggest area of opportunity being, continuing to be in the site rent and the telco.

The next biggest area of opportunity going forward probably in that other area. And that just comprises every other you know expense component.

In the schedules that we provide with our earnings release – which I think you know are quite fulsome in terms of their disclosure and information – there’s one schedule that breaks out our operating expenses a little bit more detailed than what you typically see. And you can look at that and kind of get an idea for the areas that we’re going to attack.

Jim Altschul: OK. Next question and this is speculative, and feel free not to answer it if you don’t think it’s appropriate. But I’m asking this just to try to get a sense of the earnings power, the cash generating ability of the company.

Let us assume that you didn’t have this cloud hanging over you of this FCC Order. What do you think the distribution, or the quarterly or annual distribution rate would be this year, if you weren’t dealing with that?

Mr. Kelly: Well, let me answer it this way. And I don’t know how far back you go with your history with the Company, but I’ve said in the past that we were comfortable keeping around $25 million or so on the balance sheet, just you know to be able to manage the business, run the business and cover unanticipated things as they come up.

Obviously, with the FCC Back-Up Power Order hanging over our heads, it’s a much bigger number than $25 million right now. And I would say that $25 million was set at a point where we were much bigger. I’d probably feel more comfortable at this point with you know $20 million or so.

We had $85 million on our balance sheet. So, there’s $65 million, to go back to the stockholders, either in the form of a share buyback, a distribution, et cetera. I don’t really feel strongly about what form it takes. It’s your money. It’s not our money. You’re going to get it back as soon as we know we don’t need it for you know FCC’s Order.

So, I guess the one way to answer your question would be, if that was gone and it wasn’t hanging over our heads, I’d probably feel comfortable with $20 million or so on the balance sheet and giving the rest to our owners.

Jim Altschul: OK. Well, that’s very useful and just one more thing. I hope I’m not taking too much time.

In the past, one of the areas of opportunity you identified was the opportunity to, I guess, be a reseller of cell phones to your client base. And you commented that your cell phone revenue was down, activations were somewhat lower. Any particular reason why? Has this affected your view of the potential to develop that kind of business?

Mr. Kelly: Yes. What we’re seeing – and I think it’s not unique to us – is that the cell phone market is getting a little bit saturated. It’s not like it was even two years ago. It was so much easier to sell cell phone two years ago, because there were still a lot of people that were actually you know getting their first cell phone.

And then what happened last year, which made it very nice, is the data device part of cellular telephony or mobile telephony really took off with BlackBerrys and with what we call the EVDO cards. We sell a lot of the EVDO cards for Sprint. They have a very good EVDO service, high-speed Internet wireless.

But even that now is starting to saturate a little bit. And I think part of the reason is because people that wanted one of those cards or wanted a BlackBerry already got them. And part of the reason is, right now we’re seeing – and you have to kind of look at it by each segment, it’s a little bit different – but in general, with what I call the Fortune 1000 accounts – and this is true to some respect with the government accounts – they’re getting very budget conscious.

And I’ll tell you. Of all three of our major sectors, the government is the most interesting right now, because I think they’re going through some shortfalls.

When we look at the state and local governments, the amount of sales tax revenue the states are getting, or the amount of real estate tax revenues that the counties are getting have gone down. And as such, they’re beginning to actually cut some services, because I don’t think they wanted to go back and raise the tax rates yet. And so, that’s actually impacting their thought process in terms of provisioning more services.

So I’d say the primary issue would be a bit of a saturation in the marketplace. A secondary issue would just be that those higher end data devices and EVDO cards are more expensive than a general cell phone.

We don’t go out, and we’re not competing for you know a cell you know down-and-dirty cell phone for a consumer. You know our sales with respect to cell phone are going into oftentimes our larger accounts that already have a bunch of pagers with us and a bunch of two-way pagers with us. We’re just selling them a mix of products and services.

And you look at some of our really big customers, like the banks, for instance. Most of the big banks in this country are big customers of ours. And they’ve bought a lot of EVDO cards. They’ve bought a lot of data devices and a lot of pagers from us. You know they’re just – their purchasing officers are just not spending right now, for obvious reasons. And it’s impacting our sales.

So, it’s just, I think, systemic right now in the overall economy and in overall saturation rates of cellular or mobile telephony.

Operator: And we’ll take our next question from Gregory Lundberg with Communications Equity.

Mr. Kelly: Hey, Greg.

Greg Lundberg: ... leased space in 7,970 locations. I was wondering if you could update us about what that number is now.

Mr. Schilling: Hey, Greg, the first part of your question was cut off.

Vince Kelly: Yes, we didn’t hear the whole first half of your question.

Greg Lundberg: Sorry. Your 10-K said that you leased space in 7,970 locations. And I was wondering if we could have an updated number for that.

Mr. Schilling: You know we don’t have that readily available in terms of the number of lease locations. But we do have, as I mentioned earlier, I think, in the talk notes, the number of transmitters that we have now, which is 9,629.

Greg Lundberg: OK. And you said that, obviously, you couldn’t cut the next 9,000 transmitters out. So, what I’m trying to look at is the ratio of transmitters per site, and was wondering what you think that ratio should be, where you don’t use the mesh effects of a reflex network.

So, for instance, assuming you haven’t decommissioned any sites and it’s still 7,970, your transmitters per site are now at 1.21. And a year ago they were at 1.42. And I’m trying to understand how that could impact service quality.

Mr. Schilling: Well, we are actually terminating certain sites, too. So, the sites are going down. It’s just something we’ll – we’ll report that again at the end of the year. I don’t have it with me right now, so we could probably get that information. But we do vacate sites as well as transmitters, so that number will be declining over time, too.

Greg Lundberg: OK. And then, the customer-owned site number I was interested in.

Number one, do you pay any rent on any of these?

And given that you typically transmit at 300 feet, are we talking about – are these – or that 2,218 sites – are those primarily in-building systems, for instance, for a particular hospital? Or are those customer-owned sites, are you actually using those as sort of a wider radius to cover the rest of the city and link to the other towers in the mesh?

Mr.Kelly: The answer to that question is a little bit of both. What we do is, we get what we call PUAs, or public use agreements. So, it looks like a lease, but it generally says you know you pay a penny in rent a year.

What happens is, you’ll go to a big hospital, for instance. And the hospital wants to have very good penetration and very good coverage throughout its building. The doctors also want to have it work in the parking lot. The doctors also want to have it work in the suburbs.

And so, oftentimes the hospital, for instance, will give you a place on their roof, so you might not be 300 feet off the ground. In a large hospital, you could be 300 feet off the ground.

You’ll put a high-power transmitter in there. It’ll work in the basement, in the cafeteria, in the radiation lab. It’ll work everywhere in that hospital and it’ll also work wider area.

So, that’s really what those are. They’re generally associated with providing a long-term contract with a specific customer. But they can also be used to enhance the coverage, depending on where that particular facility is located.

Greg Lundberg: OK. So, they’re now around – they’re 23 percent of your transmitters.

Mr. Kelly: Yes. And we have a big initiative to you know really, as you would imagine, to really focus on that. Our salespeople are incented to get those public use agreements and bring them into our engineers and sign them up, because, obviously, Greg, if we can take down a paid site and have one of these sites take its place, it’s a good financial decision for the Company.

Greg Lundberg: Thanks a lot.

Operator:	And we’ll go next to Joe Fox with KMS Ventures.
Mr. Kelly:	Hi, Joe.
Operator:	Mr. Fox, your line is open. Please check your mute function.
Joe Fox:	Oh. Good morning, guys.
Mr. Kelly:	Good morning.
Joe Fox:	Congratulations. You guys are doing an excellent job. You know I think the market has misunderstood this story for quite some time.

Looking out five years and beyond, can you envision a scenario where the Company could develop a sustainable business model around their core, around your core Healthcare customer? Is that possible?

Vince Kelly: You know I mean, is it possible? Yes. I mean, can we precisely tell you exactly what that number is going to be right now? No.

I mean, when I look at this business – and look, there’s no way to hide it. We had a very strong quarter. And it’s a recurring type, subscription type business. And even though we have a lot of churn, that probably helps us for the third quarter and for the fourth quarter. But I also want to just caution everybody that investing in this Company is not for the faint of heart. I mean, there are some risks.

I mean, Tom just said a couple of minutes ago what our rate of subscriber erosion is. And I think back to when we formed this Company with the merger of Metrocall and Arch, and we had about six million subscribers. And we had you know $780-some-odd million of pro forma revenues.

I mean you know we just gave you a range of $355 to $360 for this year. So you know our operating expenses four years ago were $560-some-odd million pro forma. We’re going to be probably less than half of that this year all told. And – well, we will be less than half, because we gave you a range of $245 to $250 million.

So, yes. We’ve done a lot of things, and we recognize that this business is the melting ice cube business, so we’ve been very serious about our right-sizing initiatives and about our cost-cutting.

And the rate of revenue erosion has slowed down. I mean, we keep up a graph that we show at our management meetings, and I just kind of keep it on my desk all the time to remind me – and some of you have seen this in past conferences. But we call it managing between the lines.

And on the graph you know the top line on the graph is a blue line. And that represents our revenue. And on the graph is the red line, which represents all of our operating expenses plus our capital expenditures.

So, in one way of looking at it, because we don’t really have much in the way of bad debt, the blue line is cash coming in the door, the red line is cash going out of the door. The area between those curves is free cash flow. Our job is free cash flow.

Now, if you look at that graph, the slope you know it’s flattened a little bit relative to where it was in each of the past years, but the slope is still down. And we’ve been able to take the expense line down.

So, the question you’re asking, is there a particular segment, that if these other segments fall off – and a candidate would be Healthcare – is there a particular segment that stays there much longer? I think that answer is yes.

And not to say you’ll lose all of your government or all of your Fortune 1000, because I do think there are people that realize what I was talking about with respect to what happened in California this week. But you know that slope hopefully continues to flatten.

The issue is, it just gets so much tougher for us to continue taking costs out. And it doesn’t mean we’re going to give up, and it doesn’t mean we’re not going to be at it you know as soon as we get off this call.

But as this gets tougher, so the year-end becomes, what does that curve look like? What does the area between those lines look at? And then as an investor, how do you think about that in terms of a present value calculation?

And you know we’re not giving long-term forecasts here. We give you guidance each year for what we’re going to do in that calendar year. And we try to highlight where we think the areas of risks are in this business.

And the number one area of risk to this business is that subscriber erosion. And, yes, it could slow down, and yes, those Healthcare customers, I think, are going to be more sticky for a much longer period of time. But that’s the whole ballgame. I mean, that’s the bet here.

And so, it’s kind of a long-winded way of answering your question with a big maybe.

Joe Fox: No, definitely. I appreciate your info.

What would cause that Healthcare customer base to be less sticky? What’s the biggest risk to that?

Mr. Kelly: I guess, if there was some technology that kind of really you know took away the benefits of paging. But the thing that paging has going for it is we’re so high power. I mean, we work in so many different areas and places. And the biggest differentiation so far is our cost. And we are (not) starting to see any other wireless technology get close to us on cost.

And I’ve seen some pretty slick wireless applications within the hospital. But in general, they’re based on WiFi-type technology. And when you have that technology, it might be slick, and it might work good inside the hospital, and you might be able to do a lot of things on the back end with the server, but once you walk out into the parking lot you know it’s gone.

And so, I don’t think – and you know I don’t know how many of you know doctors that use pagers, but you can’t pry the pager out of a lot of those doctors’ hands. I mean, they’ll you know you’ll have a problem if you try to pry it out of their hands.

So, I don’t know. I mean, there could be something. I don’t see anything today that’s doing it, other than just kind of some of the natural forces with mobile telephony. But I’m not saying it couldn’t happen. I don’t ever want to be overly optimistic and naive that we wouldn’t face some technology risk in that particular segment.

Joe Fox:	Great, guys. Hey, thanks so much and again, congratulations.
Mr. Kelly:	I think we have one more question.

Operator: Yes. And we’ll take that last question from Ernest Jacob with Longnook Capital Management.

Ernest Jacob: Yes, thank you. Your case against this FCC Order sounds pretty compelling. And I was just wondering if alternatively, the FCC has attempted to rebut any of the issues that you’ve raised, and whether, in fact, in their Order or before the court they’ve actually addressed any of the unique characteristics of paging.

Mr. Kelly: You know they really didn’t. You can read – because I think it’s a matter of public record – the petition that they filed in response to our petition.

You know they’re just coming at it from a public safety standpoint. And I know on paper that it might look good. Hey, let’s have eight hours of back-up power at every transmitter in the United States for all wireless companies that have 500,000 or more subscribers.

But that was kind of done in a vacuum. It really wasn’t done in coming and talking to us in the wireless industry. And so, they really haven’t made a lot of specific arguments toward paging versus cellular. I think we just got lumped in there.

And I think that the FCC does some phenomenal things for this country, and they do some phenomenal things for the consumer. And it’s actually just an incredible watchdog agency that’s done a lot of good things, so I don’t mean to be disrespectful when I say that, I just don’t think they put a lot of thought into this and didn’t pay as close attention to the Katrina Panel’s recommendations as perhaps they should have.

And Tuesday was a perfect example in Southern California. People weren’t losing connectivity to their mobile phones because the sites didn’t have power. Most of the time what happens, if you have a bad storm or you know you’ll end up with wind moving an antenna, or something like that.

If you did lose power to a paging transmitter, which is so different than mobile phones that it’s generally not going to keep the person on the street from losing their paging service.

But they really, I don’t think, specifically considered paging versus mobile phones. At least it sure doesn’t look like that, because if they did, I think they would have excluded us from the Order.

Ernest Jacob: And I have a follow-up. Based on your response to an earlier question, would it be fair to assume that the $50 million share buyback would not preempt a special dividend, were you to win the case against the FCC?

Mr. Kelly: That would be fair to assume.

Ernest Jacob: OK.

Mr. Kelly: I’ve said it before. I mean, this cash that’s on our balance sheet belongs to our stockholders. It’s your money. We are being a little bit prudent right now, as I think you would want us to be, with respect to compliance costs on this FCC Back-Up Power Order.

But once we get some clarity on that, it will certainly help our thinking in terms of how we either accelerate our rate of distribution to the stockholders through cash distributions, or share repurchases, or a Dutch tender, or whatever.

Ernest Jacob: OK. Thank you.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our third quarter results. Thanks again and have a great day!